Exhibit 99.1

TOOTSIE ROLL INDUSTRIES, INC.
7401 South Cicero Avenue
Chicago, IL 60629
Phone 773/838-3400
Fax 773/838-3534

PRESS RELEASE

STOCK TRADED: NYSE	FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR	Wednesday, February 12, 2025

CHICAGO, ILLINOIS – February 12, 2025 - Ellen R. Gordon, Chairman, Tootsie Roll Industries, Inc. reported fourth quarter and twelve months 2024 net sales and net earnings.

Fourth quarter 2024 net sales were $191,356,000 compared to $195,368,000 in fourth quarter 2023, a decrease of $4,012,000 or 2%. Fourth quarter 2024 net earnings were $22,509,000 compared to $29,403,000 in fourth quarter 2023, and net earnings per share were $0.32 and $0.41 in fourth quarter 2024 and 2023, respectively, a decrease of $0.09 per share or 22%.

Twelve months 2024 net sales were $715,530,000 compared to $763,252,000 in twelve months 2023, a decrease of $47,722,000 or 6%. Twelve months 2024 net earnings were $86,827,000 compared to $91,912,000 in twelve months 2023, and net earnings per share were $1.22 and $1.28 in twelve months 2024 and 2023, respectively, a decrease of $0.06 per share or 5%.

During fourth quarter 2024, the Company’s Board of Directors revoked its prior action that preserved the full income tax deductibility of nonqualified deferred compensation in light of changes made by the Tax Cuts and Jobs Act of 2017. The Board revoked its authorization after determining that it was no longer feasible, after considering the purpose of these plans, to secure tax deductions on all accrued deferred compensation. As a result, the Company wrote off $11,010,000 of deferred tax assets in fourth quarter 2024. This nonrecurring non-cash charge resulted in a like increase in income tax expense and a decrease in net earnings in fourth quarter and twelve months 2024. Adjusting for the aforementioned, net earnings in fourth quarter 2024 would have been $33,519,000 compared to $29,403,000 in fourth quarter 2023, an increase of $4,116,000 or 14%, and net earnings in twelve months 2024 would have been $97,837,000 compared to $91,912,000 in 2023, an increase of $5,925,000 or 6%.

Mrs. Gordon said, “Throughout 2024 we faced a challenging market as customers and consumers became more resistant to higher price realization. These headwinds have had some adverse effect on sales in fourth quarter and twelve months 2024.

Fourth quarter and twelve months 2024 gross profit margins benefited from higher price realization and improvements in plant manufacturing operating efficiencies. However, lower sales volumes adversely affected our results in fourth quarter and twelve months 2024 because much of our plant overhead costs, and certain other costs and operating expenses, do not decrease with lower sales. The Company uses the Last-In-First-Out (LIFO) method of accounting for inventory and costs of goods sold which generally results in lower current net earnings during such periods of increasing costs and higher inflation. During fourth quarter 2024, the Company reduced inventories which resulted in a LIFO liquidation. The liquidated inventory was carried at lower costs prevailing in prior years as compared with current costs in 2024, and therefore benefited fourth quarter and twelve months 2024 operating earnings and net earnings.

In response to increases in input costs in recent years, many companies in the consumer products industry have increased selling prices. We have implemented price increases as well during this period with the objective of improving sales price realization in order to recover our margin declines. Although we made progress in restoring our margins in 2024, cocoa and chocolate costs have moved significantly higher in the markets this year, and we will experience even higher cocoa and chocolate costs in 2025 as many of our older supply contracts expired and new contracts at higher costs become effective. Although the Company continues to monitor its input costs, we are mindful of the effects and limits when passing on the above-discussed higher input costs to our customers as well as the final consumers of our products.

Fourth quarter and twelve months 2024 net earnings benefited from increased investment income from the Company’s investments in marketable securities, higher leasing revenue from the leasing of certain real estate to third parties, and more favorable foreign exchange. Excluding the effects of the write-off of deferred tax assets as discussed above, the Company’s effective income tax rates were 23.8% and 21.8% in fourth quarter 2024 and 2023, respectively, and 22.9% and 23.4% in twelve months 2024 and 2023, respectively. Earnings per share did benefit from stock purchases in the open market over the preceding twelve months resulting in fewer shares outstanding in fourth quarter and twelve months 2024 compared to the corresponding periods in 2023.

We are focused on the longer term and therefore are continuing to make investments in plant manufacturing operations to meet new customer and consumer product demands, achieve product quality improvements, expand capacity in certain product lines, and increase operational efficiencies in order to provide genuine value to consumers.”

Safe Harbor Statement

This release contains forward-looking statements that are based largely on the Company’s current expectations and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “anticipated,” “believe,” “expect,” “intend,” “estimate,” “project,” “plan” and other words of similar meaning in connection with a discussion of future operating or financial performance and are subject to certain factors, risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such factors, risks, trends and uncertainties, which in some instances are beyond the Company’s control, include the overall competitive environment in the Company’s industry, the ability to recover increases in input costs through price increases, successful distribution and sell-through during Halloween and other seasons, and changes in assumptions, judgments and risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2023.

The risk factors referred to above are believed to be significant factors, but not necessarily all of the significant factors that could cause actual results to differ from those expressed in any forward-looking statement. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made only as of the date of this report. The Company undertakes no obligation to update such forward-looking statements.

TOOTSIE ROLL INDUSTRIES, INC.

CONSOLIDATED SUMMARY OF SALES & EARNINGS

FOR THE PERIODS ENDED

December 31, 2024 and 2023

	Fourth Quarter Ended
	2024	2023

Net Product Sales	$191,356,000	$195,368,000
Net Earnings	$22,509,000	$29,403,000
Net Earnings Per Share*	$0.32	$0.41
Average Shares Outstanding*	71,121,000	71,463,000

	Twelve Months Ended
	2024	2023

Net Product Sales	$715,530,000	$763,252,000
Net Earnings	$86,827,000	$91,912,000
Net Earnings Per Share*	$1.22	$1.28
Average Shares Outstanding*	71,320,000	71,903,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 5, 2024 and April 7, 2023.